EXHIBIT 8.1
[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]
February 28, 2006
Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, FL 32801
Ladies and Gentlemen:
          We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering of up to 12,000,000 shares of common stock, par value $.01 per share (the “Shares”), of the Company, that may be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
          In rendering the following opinion, we have examined the Registration Statement and such statutes, regulations, records, certificates and other documents or information as we have considered necessary or appropriate as a basis for such opinion. Unless facts material to the opinion expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the Registration Statement and other information provided by the Company.
          Based upon and subject to the foregoing and to the qualifications below, we are of the opinion that the statements in the Registration Statement set forth under the caption “Other Information —What are some of the tax consequences of my participation in the plan?,” insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder expresses the opinion of Pillsbury Winthrop Shaw Pittman LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with regard to those matters.
          The opinion set forth in this letter is based on existing law as contained in the Internal Revenue Code of 1986, as amended or the regulations promulgated thereunder, including any Temporary and Proposed Regulations, and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We assume no obligation to update the opinion set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.
          The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however does not constitute an admission that we are “experts,” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP